EXHIBIT 21

Subsidiaries

                                    State of
Corporate Name                                        Incorporation

Subsidiaries of Registrant:

Frisch Kentucky LLC                                    Kentucky
Frisch Indiana, Inc.                                    Indiana
Frisch Ohio, Inc.                                        Ohio
Frisch Pennsylvania, Inc.                                    Pennsylvania
Frisch West Virginia, Inc.                                    West Virginia